As filed with the Securities and Exchange Commission on April 23, 2021.

Registration No. 333- 253671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cresco Labs Inc.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	2833	98-1505364
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

400 W Erie St Suite 110

Chicago, IL 60654

United States

(312) 929-0993

(Address and telephone number of Registrant’s principal executive offices)

John Schetz, General Counsel

Cresco Labs Inc.

400 W Erie St Suite 110

Chicago, IL 60654

United States

(312) 929-0993

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Heidi Steele

McDermott Will & Emery LLP

444 West Lake Street Suite 4000

Chicago, IL 60606

Telephone: (312) 372-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective

British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (            ) at (            ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Cresco Labs Inc., at 400 W Erie St. #110, Chicago, IL, 60654, telephone 312-929-0993, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	April 23, 2021

CRESCO LABS INC.

US$1,000,000,000

Subordinate Voting Shares

Debt Securities

Subscription Receipts

Warrants

Units

Cresco Labs Inc. (“Cresco” or the “Corporation”) may from time to time offer and issue the following securities: (i) subordinate voting shares of the Corporation (“Subordinate Voting Shares”); (ii) debt securities of the Corporation (“Debt Securities”); (iii) subscription receipts (“Subscription Receipts”) exchangeable for Subordinate Voting Shares and/or other securities of the Corporation; (iv) warrants exercisable to acquire Subordinate Voting Shares and/or other securities of the Corporation (“Warrants”); and (v) securities comprised of more than one of Subordinate Voting Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit (“Units”), or any combination thereof having an offer price of up to US$1,000,000,000 in aggregate (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be) at any time during the 25-month period that this short form base shelf prospectus (including any amendments hereto, the “Prospectus”) remains valid. The Subordinate Voting Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the “Securities”) offered hereby may be offered in one or more offerings, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (collectively or individually, as the case may be, “Prospectus Supplements”). In addition, one or more securityholders (each, a “Selling Securityholder”) of the Corporation may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the Canadian Securities Exchange (the “CSE”) or other existing trading markets for the Securities, and as set forth in an accompanying Prospectus Supplement. This Prospectus may qualify an “at-the-market distribution” (as defined under NI 44-102). See “Plan of Distribution”.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Subordinate Voting Shares, the number of Subordinate

Voting Shares being offered, the offering price, whether the Subordinate Voting Shares are being offered for cash, the person offering the Subordinate Voting Shares (the Corporation and/or the Selling Securityholder) and any other terms specific to the Subordinate Voting Shares being offered; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, the person offering the Debt Securities (the Corporation and/or the Selling Securityholder) and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of the Subscription Receipts into or for Subordinate Voting Shares and/or other securities of the Corporation, the person offering the Subscription Receipts (the Corporation and/or the Selling Securityholder) and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Subordinate Voting Shares and/or other securities of the Corporation, the person offering the Warrants (the Corporation and/or the Selling Securityholder) and any other specific terms; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the Subordinate Voting Shares, Debt Securities, Subscription Receipts and/or Warrants underlying the Units, the person offering the Units (the Corporation and/or the Selling Securityholder) and any other specific terms.

All shelf information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement. The offerings are subject to approval of certain legal matters on behalf of the Corporation by Bennett Jones LLP.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. This Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as CDOR (the Canadian Dollar Offered Rate) or LIBOR (the London Interbank Offered Rate), and/or convertible into or exchangeable for Subordinate Voting Shares and/or other securities of the Corporation.

The Corporation and the Selling Securityholders may sell the Securities, separately or together: (i) to one or more underwriters or dealers; (ii) through one or more agents; or (iii) directly to one or more purchasers. The Prospectus Supplement relating to a particular offering of Securities will describe the terms of such offering of Securities, including: (i) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered, and the method of distribution; (ii) the name or names of any underwriters, dealers or agents involved in such offering of Securities; (iii) the purchase price of the Securities offered thereby and the proceeds to, and the expenses borne by, the Corporation or the Selling Securityholder from the sale of such Securities; (iv) any commission, underwriting discounts and other items constituting compensation payable to underwriters, dealers or agents; (v) any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents; and (vi) the identity of the Selling Securityholder, if any. See “Plan of Distribution”.

In connection with any offering of the Securities, subject to applicable laws (unless otherwise specified in the relevant Prospectus Supplement), except with respect to “at-the-market” offerings, the underwriters or agents may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market” offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer may enter into any transaction that is intended to stabilize or maintain the market

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price of the Securities or Securities of the same class as the Securities distributed under the applicable Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in the underwriter or dealer creating an over-allocation position in the Securities. See “Plan of Distribution”.

The issued and outstanding Subordinate Voting Shares are listed and posted for trading on the CSE under the symbol “CL”. On April 22, 2021, the last trading day prior to the date of this Prospectus, the closing price per Subordinate Voting Share on the CSE was $14.59. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

Investing in Securities is speculative and involves a high degree of risk and should only be made by persons who can afford the total loss of their investment. A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference herein in their entirety and carefully consider the risk factors described or referenced under “Risk Factors” prior to investing in such Securities.

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Note to U.S. Holders:

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Corporation is permitted, under a multijurisdictional disclosure system adopted in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The Corporation prepares its annual financial statements and its interim financial statements, which have been included or incorporated by reference herein, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of United States companies prepared under United States generally accepted accounting principles.

Purchasers of Securities should be aware that the acquisition of Securities may have tax consequences both in the United States and in Canada. This Prospectus does not discuss U.S. or Canadian tax consequences and any such tax consequences may not be described fully in any applicable Prospectus Supplement with respect to a particular offering of Securities. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of British Columbia, Canada.

The Corporation has four classes of issued and outstanding shares: the Subordinate Voting Shares, the Proportionate Voting Shares of the Corporation (the “Proportionate Voting Shares”), the Super Voting Shares of the Corporation (the “Super Voting Shares”) and the Special Subordinate Voting Shares of the Corporation (the “Special Subordinate Voting Shares”). The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws. Each Subordinate Voting Share is entitled to one vote per Subordinate Voting Share, each Proportionate Voting Share is entitled to one vote in respect of each Subordinate Voting Share into which such Proportionate Voting Share could ultimately then be converted, which is currently equal to 200 votes per Proportionate Voting Share, each Super Voting Share is currently entitled to 2,000 votes per Super Voting Share, and each Special Subordinate Voting Share is entitled to one vote in respect of each Subordinate Voting Share into which such Special Subordinate Voting Share could ultimately be converted, which is currently equal to 0.00001 of a vote per Special Subordinate Voting Share, in each case, on all matters upon which the holders of shares of the Corporation are entitled to vote, and holders of Subordinate Voting Shares, Proportionate Voting Shares, Super Voting

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Shares and Special Subordinate Voting Shares will vote together on all matters subject to a vote of holders of those classes of shares as if they were one class of shares, except to the extent that a separate vote of holders as a separate class is required by law or provided by the articles of the Corporation. Other than the return of the issue price for their Super Voting Shares, the holders of Super Voting Shares are not entitled to receive, directly or indirectly, as holders of Super Voting Shares, any other assets or property of the Corporation. Holders of Subordinate Voting Shares, Proportionate Voting Shares and Special Subordinate Voting Shares are entitled to receive, as and when declared by the board of directors of the Corporation, dividends in cash or property of the Corporation. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares (including, without restriction, the Super Voting Shares as to the issue price paid in respect thereof), entitled to participate rateably along with all other holders of Subordinate Voting Shares. In the event that a take-over bid is made for the Super Voting Shares, the holders of Subordinate Voting Shares will not be entitled to participate in such offer and may not tender their shares into any such offer, whether under the terms of the Subordinate Voting Shares or under any coattail trust or similar agreement. Notwithstanding this, any take-over bid for solely the Super Voting Shares is unlikely given that by the terms of the investment agreement entered into by the Corporation and the Founders (as defined herein) in connection with the issuance to the Founders of the Super Voting Shares, upon any sale of Super Voting Shares to an unrelated third party purchaser, such Super Voting Shares will be redeemed by the Corporation for their issue price. See “Description of Share Capital of the Corporation” for further details.

The directors, chief executive officer and chief financial officer of the Corporation reside outside of Canada and each has appointed Bennett Jones LLP, 3400 One First Canadian Place, Toronto, Ontario, M5X 1A4, as his or her agent for service of process in Canada. Marcum LLP, the auditor in respect of the audited financial statements of the Corporation, as at and for the years ended December 31, 2020 and 2019, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.

The Corporation’s head office is located at 400 W Erie St. #110, Chicago, IL, 60654 and registered office is located at Suite 2500, 666 Burrard Street, Vancouver, BC, V6C 2X8.

This Prospectus qualifies the distribution of securities of an entity that currently directly derives a substantial portion of its revenues from the cannabis industry in certain U.S. states, which industry is illegal under U.S. federal law. The Corporation is directly involved (through its licensed subsidiaries) in both the adult-use and medical cannabis industry in the States of Illinois, Pennsylvania, Ohio, Nevada, Arizona and California, as permitted within such states under applicable state law which states have regulated such industries, and is in the process of acquiring businesses which would allow the Corporation to directly participate in the adult-use and medical cannabis industry in the States of New York, Massachusetts, Florida and Maryland, as permitted within such states under applicable state law and which states have regulated such industries.

The cultivation, sale and use of cannabis is illegal under United States federal law pursuant to the Controlled Substance Act (21 U.S.C. §811) (the “CSA”). The United States federal government regulates drugs through the CSA, which places controlled substances, including cannabis, in a schedule. Other than industrial hemp, cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. Under the CSA, the policies and regulations of the United States federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. The United States Food and Drug Administration (“FDA”) has not approved cannabis for the treatment of any disease or condition. The agency has, however, approved one cannabis-derived drug product, Epidiolex, for the treatment of seizures associated with Lennos-Gastaut syndrome or Dravet syndrome.

Despite the current state of the federal law and the CSA, 35 U.S. states, Washington D.C., and the territories of Puerto Rico, the U.S. Virgin Islands, the Northern Mariana Islands and Guam have laws and/or regulations

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that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment for patients with certain qualifying conditions. The States of Alaska, Arizona, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Montana, Nevada, New Jersey, Oregon, South Dakota, Vermont, Washington, and the District of Columbia, have legalized recreational use of cannabis, although the District of Columbia has not legalized commercial sale of cannabis. In early 2018, Vermont became the first state to legalize recreational cannabis by passage in a state legislature, but does not yet allow commercial sales of recreational cannabis.

Over half of the U.S. states have enacted legislation to legalize and regulate the sale and use of medical cannabis, provided that there are strict limits on the levels of THC. However, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions.

Accordingly, in the U.S., cannabis is largely regulated at the state level. State laws that permit and regulate the production, distribution and use of cannabis for adult-use or medical purposes are in direct conflict with the CSA. Although certain states authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and in case of conflict between federal and state law, the federal law shall apply.

On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum to U.S. district attorneys (the “Sessions Memo”) which rescinded previous guidance from the U.S. Department of Justice (“DOJ”) specific to cannabis enforcement in the United States, including the DOJ Memorandum drafted by former Deputy Attorney General James Michael Cole in 2013 (the “Cole Memorandum”). With the Cole Memorandum rescinded, U.S. federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of U.S. federal law. Mr. Sessions resigned on November 7, 2018. Following the brief tenure of Matthew Whitaker as the acting United States Attorney General, on December 7, 2018, President Donald Trump announced the nomination of William Barr and, on February 14, 2019, Mr. Barr was confirmed as Attorney General. The DOJ under Mr. Barr did not take a formal position on federal enforcement of laws relating to cannabis. On December 14, 2020, President Trump announced that Mr. Barr would be resigning from his post as Attorney General, effective December 23, 2020. President Joseph Biden has nominated Merrick Garland to succeed Mr. Barr as the U.S. Attorney General. It is unclear what impact, if any, the new administration will have on U.S. federal government enforcement policy on cannabis. If the DOJ policy shifts to aggressively pursue financiers or equity owners of cannabis-related business, and United States Attorneys followed such policies through pursuing prosecutions, then the Corporation could face (i) seizure of its cash and other assets used to support or derived from its cannabis subsidiaries, and (ii) the arrest of its employees, directors, officers, managers and investors, who could face charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis. Additionally, as has recently been affirmed by the U.S. Customs and Border Protection, employees, directors, officers, managers and investors of the Corporation who are not U.S. citizens face the risk of being barred from entry into the United States for life.

On December 27, 2020, President Donald Trump signed the Consolidated Appropriations Act of 2021, which included the federal spending bill which prohibits the funding of federal prosecutions with respect to medical cannabis activities that are legal under state law (the “Rohrabacher-Blumenauer Amendment”). The Consolidated Appropriations Act of 2021 makes appropriations for the fiscal year ending September 30, 2021. There can be no assurances that the Rohrabacher- Blumenauer Amendment will be included in future appropriations bills or budget resolutions. See “United States Regulatory Environment” for additional information.

The Corporation’s objective is to capitalize on the opportunities presented as a result of the changing regulatory environment governing the cannabis industry in the United States. Accordingly, there are a number of significant risks associated with the business of the Corporation. Unless and until the United States Congress amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such

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potential amendments there can be no assurance), there is a significant risk that federal authorities may enforce current U.S. federal law, and the business of the Corporation may be deemed to be producing, cultivating, extracting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of federal law in the United States. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Corporation’s business, results of operations, financial condition and prospects would be materially adversely affected.

In light of the political and regulatory uncertainty surrounding the treatment of United States cannabis-related activities, on February 8, 2018, the Canadian Securities Administrators published CSA Staff Notice 51-352 – (Revised) Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with United States cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the United States cannabis industry.

For these reasons, the Corporation’s investments in the United States cannabis market may subject the Corporation to heightened scrutiny by regulators, stock exchanges, clearing agencies and other United States and Canadian authorities. There are a number of risks associated with the business of the Corporation. See the section entitled “Risk Factors” herein and within the AIF (as defined herein).

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ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS

An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give readers of this Prospectus. Information contained on, or otherwise accessed through, the Corporation’s website shall not be deemed to be a part of this Prospectus and such information is not incorporated by reference herein.

The Corporation is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus or as of the date as otherwise set out herein (or as of the date of the document incorporated by reference herein or as of the date as otherwise set out in the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Subordinate Voting Shares, Debt Securities, Subscription Receipts, Warrants and/or Units. The business, financial condition, capital, results of operations and prospects of the Corporation may have changed since those dates. The Corporation does not undertake to update the information contained or incorporated by reference herein, except as required by applicable Canadian securities laws.

This Prospectus shall not be used by anyone for any purpose other than in connection with an offering of Securities as described in one or more Prospectus Supplements.

The documents incorporated or deemed to be incorporated by reference herein contain meaningful and material information relating to the Corporation and readers of this Prospectus should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

ENFORCEMENT OF CIVIL LIABILITIES

Cresco is incorporated under and governed by the Business Corporations Act (British Columbia). The Corporation has appointed an agent for service of process in the United States; however it may nevertheless be difficult for investors who reside in the United States to effect service of process in the United States upon the Corporation or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Corporation. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

The Corporation filed with the SEC, concurrently with the Registration Statement (as defined herein), an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Cresco Labs, LLC (the “LLC”) as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or related to or concerning the offering of Securities under this Prospectus.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or “$” are to Canadian currency unless otherwise indicated. All references to “US$” refer to United States dollars. On April 22, 2021, the daily exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = $1.2500.

Unless the context otherwise requires, all references in this Prospectus to the “Corporation” refer to the Corporation and its subsidiary entities on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation files certain reports with, and furnishes other information to, each of the SEC and certain securities regulatory authorities of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), prescribing the furnishing and content of proxy statements, and the Corporation’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. The Corporation’s reports and other information filed or furnished with or to the SEC are available, from EDGAR at www.sec.gov, as well as from commercial document retrieval services. The Corporation’s Canadian filings are available on SEDAR at www.sedar.com.

The Corporation has filed with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) the Registration Statement (as defined herein) relating to the Securities being offered hereunder, of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement will be available on the SEC’s website at www.sec.gov.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, the market and industry data contained or incorporated by reference in this Prospectus is based upon information from independent industry publications, market research, analyst reports and surveys and other publicly available sources. Although the Corporation believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey. The Corporation has not independently verified any of the data from third party sources referred to or incorporated by reference herein, and accordingly the accuracy and completeness of such data is not guaranteed.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws. In addition to the following cautionary statement, with respect to forward-looking information contained in the documents incorporated by reference herein, prospective purchasers should refer to “Cautionary Statement Regarding Forward-Looking Information” in the AIF (as defined herein) or any subsequently filed annual information form of the Corporation, as well as the advisories section of any documents incorporated or deemed to be by reference herein, including those that are filed after the date hereof.

All information, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Corporation expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: the Corporation’s intention regarding cash flows from operating activities in future periods, statements relating to the business and future activities of, and developments related to, the Corporation after the date of this Prospectus, including but not limited to, such things as future business strategy, competitive strengths, goals, expansion and growth of the Corporation’s business, operations and plans, including new revenue streams, the completion of contemplated acquisitions by the Corporation, the application for additional licenses and the grant of licenses that have been applied for, the expansion of existing cultivation and production facilities, the completion of cultivation and production facilities that are under construction, the construction of additional cultivation and production facilities, the expansion into additional States within the United States, international markets and Canada, any potential future legalization of adult-use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the United States and the States in which the Corporation operates; expectations for other economic, business, regulatory and/or competitive factors related to the Corporation or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on reasonable assumptions, estimates, analysis and opinions of management of the Corporation at the time they were provided or made, in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements.

Forward-looking information and statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made including, among other things, assumptions about: the contemplated acquisitions and dispositions being completed on the current terms and current contemplated timeline, including that development costs remaining consistent with budgets; ability to manage anticipated and unanticipated costs; favorable equity and debt capital markets; the ability to raise sufficient capital to advance the business of the Corporation; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labor stability; stability in financial and capital goods markets; favourable production levels and costs from the Corporation’s operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third party service providers and other inputs for the Corporation’s operations; and the Corporation’s ability to conduct operations in a safe, efficient and effective manner. While the Corporation considers these assumptions to be reasonable, the assumptions are inherently subject to significant business, social, economic, political, regulatory, competitive and other risks and uncertainties, contingencies and other factors that could cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking information and statements. Many assumptions are based on factors and events that are not within the control of the Corporation and there is no assurance they will prove to be correct.

Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, among others, risks relating to the availability of future financing; the use of proceeds of future financings; the accuracy of forward-looking information; regulatory uncertainty; money laundering laws and access to banking; heightened scrutiny of cannabis companies in Canada; proceedings against the Corporation; significant ongoing costs and obligations related to the Corporation’s investment in infrastructure; regulatory compliance and operations; availability of favourable locations; unfavorable tax treatment of cannabis businesses; the tax classification of the Corporation; the Corporation being a holding corporation; enforcement of contracts; competition; limitations on owners of licenses; difficulty in forecasting; the concentrated voting control of the Corporation and the unpredictability caused by the existing capital structure; dilution; volatility of market price; negative cash flows; U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti-money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the ability to consummate the proposed acquisitions and the ability to obtain requisite regulatory approvals and third party consents and the satisfaction of other conditions to the consummation of the proposed acquisitions on the proposed terms and schedule; the potential impact of the announcement or consummation of the proposed acquisitions on relationships, including with regulatory bodies, employees, suppliers, customers and competitors; the diversion of management time on the proposed acquisitions; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of the Corporation; reliance on the expertise and judgment of senior management of the Corporation; risks inherent in an agricultural business; risks related to co-investment with parties with different interests to the Corporation; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to financing activities including leverage; risks relating to the management of growth; increased costs associated with the Corporation becoming a publicly traded company; increasing competition in the industry; risks relating to energy costs; risks associated to cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labour (the availability and retention of which is subject to uncertainty); cybersecurity risks; ability and constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks;

risks related to the economy generally; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effecting service outside of Canada; risks related to future acquisitions or dispositions; sales by existing shareholders; the limited market for securities of the Corporation; limited research and data relating to cannabis; the effects of the COVID-19 pandemic; as well as those risk factors discussed elsewhere herein and in the documents incorporated by reference herein, including the AIF.

Readers are cautioned that the foregoing lists are not exhaustive of all factors and assumptions that may have been used. Although the Corporation has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements. The forward-looking information and statements contained herein are presented for the purposes of assisting readers in understanding the Corporation’s expected financial and operating performance and the Corporation’s plans and objectives and may not be appropriate for other purposes.

The forward-looking information and statements contained in this Prospectus represent the Corporation’s views and expectations as of the date of this Prospectus and forward-looking information and statements contained in the documents incorporated by reference herein represent the Corporation’s views and expectations as of the date of such documents, unless otherwise indicated in such documents. The Corporation anticipates that subsequent events and developments may cause its views and expectations to change. However, while the Corporation may elect to update such forward- looking information and statements at a future time, it has no current intention of and assumes no obligation for doing so except to the extent required by applicable law.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel of the Corporation, at 400 W Erie St. #110, Chicago, IL, 60654, 312-929-0993, and are also available electronically at www.sedar.com.

As of the date hereof, the following documents (or the sections or sub-sections thereof set out below), filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

1.	the annual information form of the Corporation dated March 26, 2021 (the “AIF”);

2.

the audited financial statements of the Corporation for the years ended December 31, 2020 and 2019, together with the notes thereto and the auditor’s report for the years ended December 31, 2020 and 2019 attached thereto, filed on March 26, 2021;

3.

the management’s discussion and analysis of financial condition and results of operations of the Corporation for the three and twelve month periods ended December 31, 2020 and 2019, filed on March 26, 2021;

4.

the management information circular of the Corporation dated June 3, 2020, prepared in connection with an annual general and special meeting of shareholders held on June 29, 2020, filed on June 8, 2020;

5.

the material change report of the Corporation dated January 19, 2021, in connection with the Corporation’s entry into an arrangement agreement with Bluma Wellness Inc. (“Bluma”), pursuant to which the Corporation will acquire all of the issued and outstanding shares of Bluma (the “Arrangement”);

6.	the material change report of the Corporation dated February 1, 2021, in connection with the closing of the Corporation’s overnight marketed offering of Subordinate Voting Shares.

7.

the material change report of the Corporation dated March 29, 2021, in connection with the Corporation entering into a definitive agreement to acquire 100% of the outstanding equity interests in Cultivate Licensing LLC and BL Real Estate LLC;

8.	the material change report of the Corporation dated April 19, 2021, in connection with the completion of the Arrangement with Bluma; and

9.	the material change report of the Corporation dated April 23, 2021, in connection with changes to the Corporation’s board of directors.

Any document of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the auditor’s report thereon, management’s discussion and analysis and information circulars of the Corporation filed by the Corporation with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of any offering under this Prospectus shall be deemed to be incorporated by reference into this Prospectus. In addition, all documents filed on Form 6-K or Form 40-F by the Corporation with the SEC on or after the date of this Prospectus shall be deemed to be incorporated by reference into the registration statement on Form F-10 (the “Registration Statement”) of which this Prospectus forms a part, if and to the extent, in the case of any report on Form 6-K, expressly provided in such document.

Upon a new interim financial report and related management’s discussion and analysis of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related management’s discussion and analysis of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related management’s discussion and analysis of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related management’s discussion and analysis and the previous interim financial report and related management’s discussion and analysis of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the following documents shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form, if any; (ii) material change reports filed by the Corporation prior to the end of the financial year in respect of which the new annual information form is filed; (iii) business acquisition reports filed by the Corporation for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circular of the Corporation filed by the Corporation prior to the beginning of the financial year in respect of which the new annual information form is filed. Upon a new information circular of the Corporation prepared in connection with an annual general meeting of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous information circular of the Corporation prepared in connection with an annual general meeting of the Corporation shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement to this Prospectus containing the specific variable terms in respect of an offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted or is otherwise available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purposes of the offering of the Securities covered by such Prospectus Supplement.

Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

THE CORPORATION

Corporate Structure

The Corporation was incorporated in the Province of British Columbia under the Business Corporations Act (British Columbia) on July 6, 1990. On December 30, 1997, the Corporation changed its name from Randsburg Gold Corporation to Randsburg International Gold Corp. (“Randsburg”), and consolidated its outstanding common shares on a five old for one new basis. On November 30, 2018, in connection with the Business Combination (as defined herein), the Corporation (i) consolidated its outstanding Randsburg common shares on a 812.63 old for one new basis, and (ii) filed an alteration to its Notice of Articles with the British Columbia Registrar of Companies to change its name from Randsburg International Gold Corp. to Cresco Labs Inc. and to amend the rights and restrictions of its existing class of common shares, redesignate such class as the class of Subordinate Voting Shares and create the Proportionate Voting Shares and the Super Voting Shares (collectively, the “Share Terms Amendment”). On June 29, 2020, the Corporation filed an alteration to its Notice of Articles with the British Columbia Registrar of Companies to create a class of Special Subordinate Voting Shares and amend the rights and restrictions of the Subordinate Voting Shares, the Super Voting Shares and the Proportionate Voting Shares.

The Corporation’s head office is located at 400 W Erie St #110, Chicago, IL 60654 and the Corporation’s registered office is located at Suite 2500, 666 Burrard Street, Vancouver, BC V6C 2X8.

On November 30, 2018, a series of transactions were completed among the Corporation (then Randsburg) and the LLC resulting in a reorganization of the LLC and Randsburg and pursuant to which Randsburg became the indirect parent and sole voting unitholder of the LLC (the “Business Combination”). The Business Combination constituted a reverse takeover of Randsburg by the LLC under applicable securities laws.

The LLC was formed as a limited liability company under the laws of the state of Illinois on October 8, 2013 and is governed by the Cresco limited liability company agreement dated October 8, 2013, as amended and restated as of March 28, 2015 and as further amended and restated as of March 17, 2018 and as of July 1, 2018 (the “Pre-Combination LLC Agreement”). The Pre-Combination LLC Agreement was further amended and restated in connection with the completion of the Business Combination.

Set forth below is the condensed organization chart of the Corporation. The material subsidiaries of Cresco did not change in connection with the Business Combination. For a full list of Cresco’s wholly owned or effectively controlled subsidiaries and entities, refer to “Corporate Structure” in the AIF.

Note: See “Description of Share Capital of the Corporation” herein, “Description of Share Capital of Cresco Corp.” in the AIF and “Description of Unit Capital of Cresco” in the AIF for additional details as to the share and unit capital of the Corporation, Cresco U.S. Corp. (“Cresco Corp.”) and the LLC, respectively.

Summary Description of the Business

Cresco exists to provide high-quality and consistent cannabis-based products to consumers. Cresco blends regulatory compliance expertise with best practices from the agricultural, pharmaceutical and consumer packaged goods industries. Cresco (either directly or indirectly through subsidiaries) has been awarded three licenses to cultivate and manufacture medicinal cannabis in the State of Illinois. Cresco was awarded a cultivation license in Pennsylvania and was one of only five cultivators that was initially also awarded a dispensary license which allows for up to three dispensaries, with a second license granted in December of 2018 for up to three additional dispensaries. Cresco was awarded a cultivation license in Ohio and a dispensary license in Ohio and was the first approved dispensary to begin dispensary operations in Ohio in December 2018. Cresco received prequalification from the State of Michigan, which will allow Cresco to operate growing, processing and provisioning center facilities in Michigan. Cresco also has an interest in a cultivation, processing, and dispensary license in Nevada, an ownership interest in cultivation and processing licenses in California, an interest in a processor license in Maryland, owns and operates five dispensaries in Illinois and owns and operates two cultivation centers and one dispensary location in Arizona. Cresco acquired one medical cannabis cultivation center license and four dispensary locations in New York. Most recently, Cresco was the first cultivator in Illinois to receive approvals to grow adult-use cannabis; all three cultivation facilities were granted approvals in the state. Additionally, Cresco’s five Illinois dispensary locations were approved for dispensing adult-use cannabis in the state upon legalization, effective January 1, 2020. Cresco has completed an agreement to acquire assets in Massachusetts, including state registration and licensing that will allow for cultivation, manufacturing, processing, and the establishment and operation of a medical marijuana dispensary, with the ability to obtain up to three medical marijuana dispensary licenses and three adult-use dispensary licenses. Cresco has also completed its acquisition of operations in California, via the acquisition of Origin House (as defined herein) and in Florida, via the Arrangement. For more details relating to the Arrangement, please see the AIF and the material change reports of the Corporation relating to Bluma incorporated by reference herein.

Cresco plans to leverage the success in these markets to expand into legalized cannabis markets in other states, while focusing on compliance, control, efficiency, and product performance in the medicinal or adult-use cannabis industry.

Cresco owns and operates cultivation, manufacturing and retail dispensary businesses. The manufacturing and retail businesses are operational today and vertically integrated across ten highly regulated and/or limited licenses, and therefore limited legal supply markets: Illinois, Nevada, Ohio, Arizona, Maryland, Pennsylvania, California, New York, Massachusetts, and Michigan. These markets, where supply and demand can be reasonably predicted and forecasted, create the foundation upon which Cresco has created the opportunity for sustainable growth. Importantly, Cresco is not yet active in markets popularized by mainstream media like Washington, Oregon and Colorado where loose regulatory frameworks create unpredictable supply-demand market dynamics.

This ownership of wholesale and retail businesses supports Cresco’s strategy of distributing brands at scale by enabling Cresco to capture market share, generate brand awareness, and earn customer loyalty in its operating markets by guaranteeing share-of-shelf in its own retail stores and its ability to foster mutually beneficial relationships with its third-party dispensary customers as a large supplier of a portfolio of distinct and trusted cannabis brands. More detailed information regarding the business of the Corporation as well as its operations, assets, and properties can be found in the AIF and other documents incorporated by reference herein, as supplemented by the disclosure herein. See “Documents Incorporated by Reference”.

DESCRIPTION OF SHARE CAPITAL OF THE CORPORATION

The authorized share capital of the Corporation consists of an unlimited number of Subordinate Voting Shares, of which 237,132,070 were issued and outstanding as of April 22, 2021, an unlimited number of Proportionate Voting Shares, of which 136,459 (which are convertible on a 1:200 basis into 27,291,712 Subordinate Voting Shares) were issued and outstanding as of April 22, 2021, an unlimited number of Super Voting Shares, of which 500,000 were issued and outstanding as of April 22, 2021, and an unlimited number of Special Subordinate Voting Shares, of which 63,868,296 (which are convertible on a 100,000:1 basis into 639 Subordinate Voting Shares) were issued and outstanding as of April 22, 2021. All of the issued and outstanding Super Voting Shares are held by the Corporation’s founders, Charlie Bachtell, Joe Caltabiano, Robert Sampson, Dominic Sergi and Brian McCormack (together, the “Founders”). In addition, members of the LLC hold 119,060,164 redeemable units that are convertible into Proportionate Voting Shares on a 200:1 basis.

The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws. The Corporation has complied with the requirements of Part 12 of National Instrument 41- 101 — General Prospectus Requirements (“NI 41-101”) to be able to file a prospectus under which the Subordinate Voting Shares or securities that are, directly or indirectly, convertible into, or exercisable or exchangeable for, the Subordinate Voting Shares are distributed, as the Corporation received the requisite prior majority approval of shareholders of the Corporation, at the annual and special meeting of shareholders held on November 14, 2018, in accordance with applicable law, including Section 12.3 of NI 41-101, for the Share Terms Amendment. The Share Terms Amendment constituted a “restricted security reorganization” within the meaning of such term under applicable Canadian securities laws.

As of April 22, 2021, the Subordinate Voting Shares represent approximately 18.8% of the voting rights attached to outstanding securities of the Corporation, the Proportionate Voting Shares represent approximately 2.2%, the Super Voting Shares represent approximately 79.1%, and the Special Subordinate Voting Shares represent approximately 0.0001% of the voting rights attached to outstanding securities of the Corporation.

The following is a summary of the rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares, the Proportionate Voting Shares, the Super Voting Shares, and the Special Subordinate Voting Shares but does not purport to be complete. Reference should be made to the articles of the Corporation and the full text of their provisions for a complete description thereof, which are available under the Corporation’s profile on SEDAR at www.sedar.com.

Subordinate Voting Shares

Right to Notice and Vote	Holders of Subordinate Voting Shares will be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation will have the right to vote. At each such meeting, holders of Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights & Right of First Refusal	As long as any Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation.

Dividends	Holders of Subordinate Voting Shares will be entitled to receive as and when declared by the directors of the Corporation, dividends in cash or property of the Corporation.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares (including, without restriction, the Super Voting Shares) be entitled to participate ratably along with all other holders of Subordinate Voting Shares, Special Subordinate Voting Shares (on an as converted to Subordinate Voting Shares basis) and the Proportionate Voting Shares (on an as converted to Subordinate Voting Shares basis).

Changes	No subdivision or consolidation of the Subordinate Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, the Special Subordinate Voting Shares, the Proportionate Voting Shares and the Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	In the event that an offer is made to purchase Proportionate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules or conditions of listing of a stock exchange on which the Proportionate Voting Shares are then listed, to be made to all or substantially all the holders of Proportionate Voting Shares in a given province or territory of Canada to which these requirements apply, each Subordinate Voting Share shall become convertible at the option of the holder into Proportionate Voting Shares at the inverse of the Conversion Ratio then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Proportionate Voting Shares pursuant to the offer, and for no other reason. In such event, the Corporation’s transfer agent shall deposit the resulting Proportionate Voting Shares on behalf of the holder. Should the Proportionate Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the Proportionate Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Corporation or on the part of the holder, into Subordinate Voting Shares at the Conversion Ratio then in effect.

Take-Over Bid Protection

The Super Voting Shares are transferable only among the Founders and their respective affiliates for planning and similar purposes. The Founders have entered into an investment agreement with the Corporation whereby, upon any sale of Super Voting Shares to a third party purchaser not listed above, such Super Voting Shares will immediately be redeemed by the Corporation for their issue price. See “Super Voting Shares – Investment Agreement” below.

Additionally, as noted above, the Corporation’s articles entitle the holders of Subordinate Voting Shares to convert to Proportionate Voting Shares and tender to any take-over bid made solely to the holders of Proportionate Voting Shares.

Proportionate Voting Shares

Right to Vote	Holders of Proportionate Voting Shares will be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation will have the right to vote. At each such meeting, holders of Proportionate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Proportionate Voting Share could ultimately then be converted, which for greater certainty, shall initially be equal to 200 votes per Proportionate Voting Share (subject to adjustment at the discretion of the board of directors of the Corporation, depending upon the ratios necessary to preserve foreign private issuer status).

Class Rights	As long as any Proportionate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Proportionate Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Proportionate Voting Shares. Consent of the holders of a majority of the outstanding Proportionate Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Proportionate Voting Shares. In connection with the exercise of the voting rights for the foregoing only, each holder of Proportionate Voting Shares will have one vote in respect of each Proportionate Voting Share held.

Dividends	The holder of Proportionate Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Proportionate Voting Shares into Subordinate Voting Shares) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Proportionate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and the Special Subordinate Voting Shares.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Proportionate Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Proportionate Voting Shares (including, without restriction, the Super Voting Shares), be entitled to participate ratably along with all other holders of Proportionate Voting Shares (on an as-converted to Subordinate Voting Share basis), the Special Subordinate Voting Shares (on an as-converted to Subordinate Voting Share basis) and the Subordinate Voting Shares.

Changes	No subdivision or consolidation of the Proportionate Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, the Special Subordinate Voting Shares, the Proportionate Voting Shares and the Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	Holders of Proportionate Voting Shares have a restricted right to convert into 200 Subordinate Voting Shares per Proportionate Voting Share (the “Conversion Ratio”), subject to customary adjustments for certain customary corporate changes. The ability to convert the Proportionate Voting Shares is subject to a restriction that the aggregate number of Subordinate Voting Shares, Special Subordinate Voting Shares, Proportionate Voting Shares and Super Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the U.S. Exchange Act), may not exceed forty percent (40%) (subject to adjustment) of the aggregate number of Subordinate Voting Shares, Special Subordinate Voting Shares, Proportionate Voting Shares and Super Voting Shares issued and outstanding after giving effect to such conversions and to a restriction on beneficial ownership of Subordinate Voting Shares exceeding certain levels. In addition, the Proportionate Voting Shares will be automatically converted into Subordinate Voting Shares in certain circumstances, including upon the registration of the Subordinate Voting Shares under the U.S. Securities Act.

Super Voting Shares

Right to Vote	Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Super Voting Shares shall be entitled to 2,000 votes in respect of each Super Voting Share held provided that, if at any time the aggregate number of issued and outstanding (i) redeemable shares in the capital of Cresco Corp (“Cresco Corp Redeemable Shares”) (if applicable) and (ii) redeemable units in the capital of the Corporation (“Cresco Redeemable Units”) (or such securities of any successor to Cresco Corp or the Corporation as may exist from time to time) beneficially owned, directly or indirectly by a holder of the Super Voting Shares (the “Holder”) and the Holder’s predecessor or transferor, permitted transferees and permitted successors, and any prior transferor’s transferor and any prior permitted transferee’s permitted transferee (the “Holder’s Group”), divided by the aggregate number of (i) Cresco Corp Redeemable Shares (if applicable) and (ii) Cresco Redeemable Units beneficially owned, directly or indirectly by the Holders and the Holder’s Group as at the date of completion of the business combination transaction involving, among others, the Corporation, Cresco Corp and Cresco be less than 50% (the “Triggering Event”), the Holder shall from that time forward be entitled to 50 votes in respect of each Super Voting Share held. The holders of Super Voting Shares shall, from time to time upon the request of the Corporation, provide to the Corporation evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Cresco Corp Redeemable Shares (if applicable) and Cresco Redeemable Units to enable the Corporation to determine the voting entitlement of the Super Voting Shares. For the purposes of these calculations, a Holder shall be deemed to beneficially own Cresco Corp Redeemable Shares (if applicable) held by an intermediate company or fund in proportion to their equity ownership of such company or fund.

Class Rights	As long as any Super Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of these voting rights, each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

Dividends	The holders of the Super Voting Shares shall not be entitled to receive dividends.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the Corporation will distribute its assets firstly and in priority to the rights of holders of any other class of shares of the Corporation (including the holders of Subordinate Voting Shares, Special Subordinate Voting Shares and the Proportionate Voting Shares) to return the issue price of the Super Voting Shares to the holders thereof and if there are insufficient assets to fully return the issue price to the holders of the Super Voting Shares, such holders will receive an amount equal to their pro rata share in proportion to the issue price of their Super Voting Shares along with all other holders of Super Voting Shares. The holders of Super Voting Shares shall not be entitled to receive directly or indirectly as holders of Super Voting Shares any other assets or property of the Corporation and their sole rights will be to the return of the issue price of such Super Voting Shares in accordance with this paragraph.

Changes	No subdivision or consolidation of the Super Voting Shares shall occur unless, simultaneously, the Super Voting Shares, the Proportionate Voting Shares, the Special Subordinate Voting Shares and the Subordinate Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	The holders of the Super Voting Shares shall have no right of conversion.

Redemption Rights	Upon the occurrence of a Triggering Event, the Corporation has the right to redeem all or some of the Super Voting Shares from the Holder and Holder’s Group who caused the Triggering Event to occur, by providing two days prior written notice to the Holder and Holder’s Group of such Super Voting Shares, for an amount equal to the issue price for each Super Voting Share, payable in cash to the holders of the Super Voting Shares so redeemed. The Corporation need not redeem Super Voting Shares on a pro-rata basis among the Holders or Holder’s Group. Holders of Super Voting Shares to be redeemed by the Corporation shall surrender the certificate or certificates representing such Super Voting Shares to the Corporation at its records office duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed share transfers relating thereto).

Transfer	No Super Voting Share may be transferred by the holder thereof unless such transfer is to an immediate family member or a transfer for the purposes of estate or tax planning to a company or person that is wholly beneficially owned by such holder or immediate family members of such holder or which such holder or immediate family members of such holder are the sole beneficiaries thereof. In order to be effective, any transfer shall require the prior written consent of the Corporation.

Investment Agreement	To supplement the rights, privileges, restrictions and conditions attached to the Super Voting Shares, the Corporation and the Founders, being the initial holders of Super Voting Shares, entered into an investment agreement effective as of the completion of the Business Combination which, among other things, provides that (i) each Super Voting Share will be transferable only to the holder’s immediate family members or an affiliated entity or a transfer to the other Founder or an entity affiliated with the other Founder, and (ii) upon any sale of Super Voting Shares to a third party purchaser not listed in clause (i), such Super Voting Shares will immediately be redeemed by the Corporation for their issue price.

Special Subordinate Voting Shares

Right to Vote	Holders of Special Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Special Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Special Subordinate Voting Shares could ultimately then be converted, which for greater certainty, shall initially be equal to 0.00001 of a vote per Special Subordinate Voting Share.

Class Rights	As long as any Special Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Special Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Special Subordinate Voting Shares. In connection with the exercise of these voting rights, each holder of Special Subordinate Voting Shares will have one vote in respect of each Special Subordinate Voting Share held.

Dividends	The holders of Special Subordinate Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Special Subordinate Voting Shares into Subordinate Voting Shares at the Special Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Special Subordinate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and the Proportionate Voting Shares.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Special Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Special Subordinate Voting Shares (including, without restriction, the Super Voting Shares), be entitled to participate ratably along with all other holders of Special Subordinate Voting Shares (on an as-converted to Subordinate Voting Share basis), the Proportionate Voting Shares (on an as-converted to Subordinate Voting Share basis) and the Subordinate Voting Shares.

Changes	The Special Subordinate Voting Shares may be subdivided or consolidated by resolution of the directors (or a committee thereof) without the simultaneous subdivision or consolidation of the Subordinate Voting Shares, the Proportionate Voting Shares and the Super Voting Shares in the same manner, provided that the Special Conversion Ratio is correspondingly adjusted and the voting rights of the Special Subordinate Voting Shares are correspondingly adjusted such that the aggregate number of votes held by all holders of Special Subordinate Voting Shares prior to subdivision or consolidation is equal to the aggregate number of votes held by all holders of Special Subordinate Voting Shares following the subdivision or consolidation.

Ownership Restrictions	The Special Subordinate Voting Shares may only be beneficially owned or controlled, directly or indirectly, by a person or persons who are not specified U.S. Persons.

Transfer Restrictions	No Special Subordinate Voting Share or any rights or interests therein may be transferred legally, beneficially or in any other manner by the holder thereof without the prior written consent of the board of directors of the Corporation (or a committee thereof), which may be withheld in its sole discretion.

Redemption Rights	The Corporation has the right to redeem all or some of the Special Subordinate Voting Shares from any holder thereof at any time by providing two days prior written notice (the “Redemption Notice”) to such holder for either: (i) cash, at a price per Special Subordinate Voting Share equal to the Special Conversion Ratio (as may be adjusted in accordance with its terms) multiplied by the average volume weighted average trading price of the Subordinate Voting Shares on the CSE (or such other stock exchange or quotation system the Subordinate Voting Shares are then principally listed or quoted) for the 10 trading days immediately prior to the date of the Redemption Notice; or (ii) Subordinate Voting Shares at the Special Conversion Ratio, as may be adjusted in accordance with its terms. The Corporation need not redeem Special Subordinate Voting Shares on a pro-rata basis among the holders of Special Subordinate Voting Shares.

Conversion	Holders of Special Subordinate Voting Shares have a restricted right to convert into 0.00001 Subordinate Voting Shares per Special Subordinate Voting Share (the “Special Conversion Ratio”), subject to customary adjustments for certain corporate changes. The ability to convert the Special Subordinate Voting Shares is subject to the prior written consent of the Corporation’s board of directors or a committee thereof. The Corporation may require each holder of Special Subordinate Voting Shares to convert all, and not less than all, of the Special Subordinate Voting Shares at the applicable Special Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Special Subordinate Voting Shares): (A) the Corporation is no longer a “foreign private issuer” (as determined in accordance with Rule 3b-4 of the U.S. Exchange Act); or (B) the board of directors of the Corporation (or a committee thereof) determine that the Special Subordinate Voting Shares are no longer necessary or required.

See “Description of Share Capital of Cresco Corp.” and “Description of Unit Capital of Cresco” in the AIF for details as to the share and unit capital respectively of Cresco Corp. and the LLC.

DESCRIPTION OF DEBT SECURITIES

The Corporation may issue Debt Securities, separately or together, with Subordinate Voting Shares, Warrants, Subscription Receipts or Units or any combination thereof, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Corporation and one or more trustees that will be named in a Prospectus Supplement for the applicable series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. Each such Indenture is expected to be governed by and construed either in accordance with the laws of the State of New York or the laws of the Province of British Columbia or such other laws as set forth in the applicable Prospectus Supplement. The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

•

the specific designation of the Debt Securities; any limit on the aggregate principal amount of the Debt Securities; the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

•	the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which the Corporation may redeem the Debt Securities, in whole or in part, at the Corporation’s option;

•	the covenants applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•

whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•	the denominations in which registered Debt Securities will be issuable;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	the currency in which the Debt Securities are denominated or the currency in which the Corporation will make payments on the Debt Securities;

•	material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Debt Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

•	any other terms of the Debt Securities which apply solely to the Debt Securities.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Subordinate Voting Shares or other securities of the Corporation will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Corporation, and may include provisions pursuant to which the number of Subordinate Voting Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Subordinate Voting Shares or other securities of the Corporation, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. The particular terms and provisions of the Subscription Receipts offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, which particular terms and provisions of such Subscription Receipts may differ from the general terms and provisions described below in some or all respects.

The Corporation may issue Subscription Receipts that may be exchanged by the holders thereof for Subordinate Voting Shares and/or other Securities of the Corporation upon the satisfaction of certain conditions. The Corporation may offer Subscription Receipts separately or together with Subordinate Voting Shares, Debt Securities, Warrants or Units, as the case may be. The Corporation will issue Subscription Receipts under one or more subscription receipt agreements. Under each subscription receipt agreement, a purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of the Subordinate Voting Shares and/or other Securities of the Corporation, as the case may be, to such purchaser upon exchange of Subscription Receipts, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Subordinate Voting Shares and/or other Securities of the Corporation, as the case may be, if this Prospectus, the relevant Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued.

Any Prospectus Supplement will contain the terms and conditions and other information relating to the Subscription Receipts being offered, including:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered and whether the price is payable in installment;

•

any conditions to the exchange of Subscription Receipts into Subordinate Voting Shares, and/or other Securities of the Corporation, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Subordinate Voting Shares and/or other Securities of the Corporation, as the case may be;

•	the number of Subordinate Voting Shares and/or other Securities of the Corporation, as the case may be, that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Subordinate Voting Shares and/or other Securities of the Corporation;

•	whether such Subscription Receipts will be listed on any securities exchange;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other specific terms.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities issuable on the exchange of the Subscription Receipts.

DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of the Warrants. The particular terms and provisions of the Warrants offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, which particular terms and provisions of such Warrants may differ from the general terms and provisions described below in some or all respects.

The Corporation may issue Warrants for the purchase of Subordinate Voting Shares and/or other Securities of the Corporation. Warrants may be issued independently or together with Subordinate Voting Shares, Debt Securities and Subscription Receipts offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Warrants will be issued under one or more warrant agreements entered into between the Corporation and a warrant agent named in the applicable Prospectus Supplement.

Selected provisions of the Warrants and the warrant agreements are summarized below. This summary is not complete. The statements made in this Prospectus relating to any warrant agreement and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

Any Prospectus Supplement will contain the terms and other information relating to the Warrants being offered, including:

•	the exercise price of the Warrants;

•	the designation of the Warrants;

•	the aggregate number of Warrants offered and the offering price;

•

the designation, number and terms of the Subordinate Voting Shares and/or other Securities of the Corporation purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the dates or periods during which the Warrants are exercisable;

•	the designation and terms of any securities with which the Warrants are issued;

•	if the Warrants are issued as a unit with another security, the date on and after which the Warrants and the other security will be separately transferable;

•	the currency or currency unit in which the exercise price is denominated;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	whether such Warrants will be listed on any securities exchange;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	any rights, privileges, restrictions and conditions attaching to the Warrants; and

•	any other specific terms.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

DESCRIPTION OF UNITS

Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a “Unit”. A Unit is typically issued so the holder thereof is also the holder of each Security included in the Unit. As a result, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.

The particular terms and provisions of the Units offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, which particular terms and provisions of such Units may differ from the general terms and provisions described below in some or all respects. This description will include, where applicable:

•	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	whether the Units will be issued in registered or global form; and

•	any other material terms and conditions of the Units.

PRIOR SALES

Prior sales of Securities will be provided, as required, in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

Trading price and volume of Securities will be provided, as required, in each Prospectus Supplement to this Prospectus.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering by certain Selling Securityholders.

The terms under which the Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The Corporation may offer and sell Securities directly to one or more purchasers, through agents, or through underwriters or dealers designated by it from time to time. The Corporation may distribute the Securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102. A description of such pricing will be disclosed in the applicable Prospectus Supplement. The Corporation may offer Securities in the same offering, or the Corporation may offer Securities in separate offerings.

This Prospectus may also, from time to time, relate to the offering of Securities by certain Selling Securityholders. The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered thereby from time to time directly or through one or more underwriters, broker-dealers or agents. Securities may be sold by the Selling Securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

A Prospectus Supplement will describe the terms of each specific offering of Securities, including (i) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered; (ii) the name or names of any agents, underwriters or dealers involved in such offering of Securities; (iii) the name or names of any Selling Securityholders; (iv) the purchase price of the Securities offered thereby and the proceeds to, and the portion of expenses borne by, the Corporation from the sale of such Securities; (v) any agents’ commission, underwriting discounts and other items constituting compensation payable to agents, underwriters or dealers; and (vi) any discounts or concessions allowed or re-allowed or paid to agents, underwriters or dealers.

If underwriters are used in an offering, the Securities offered thereby will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby. The obligations of the underwriters to purchase Securities will be subject to the conditions precedent agreed upon by the parties and the underwriters will be obligated to purchase all Securities under that offering if any are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to agents, underwriters or dealers may be changed from time to time.

The Securities may also be sold: (i) directly by the Corporation or the Selling Securityholders at such prices and upon such terms as agreed to; or (ii) through agents designated by the Corporation or the Selling Securityholders from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation and/or Selling Securityholder to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent is acting on a “best efforts” basis for the period of its appointment.

The Corporation and/or the Selling Securityholders may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered under any Prospectus Supplement. Agents, underwriters or dealers who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation and/or the Selling Securityholders to indemnification by the Corporation and/or the Selling Securityholders against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Agents, underwriters or dealers may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in and subject to limitations imposed by applicable Canadian securities laws which includes sales made directly on an existing trading market for the Subordinate Voting Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at-the-market” offerings, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market” offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer may enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the applicable Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in the underwriter or dealer creating an over-allocation position in the Securities.

The Corporation may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from it at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Securities, other than the Subordinate Voting Shares, that is not issued in a secondary offering will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Warrants, Subscription Receipts or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Debt Securities, Warrants, Subscription Receipts or Units may be sold and purchasers may not be able to resell Debt Securities, Warrants, Subscription Receipts or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Debt Securities, Warrants, Subscription Receipts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Subject to applicable laws, certain dealers may make a market in the Debt Securities, Warrants, Subscription Receipts or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Debt Securities, Warrants, Subscription Receipts or Units or as to the liquidity of the trading market, if any, for the Debt Securities, Warrants, Subscription Receipts or Units.

USE OF PROCEEDS

The net proceeds to the Corporation from any offering of Securities, the proposed use of those proceeds and the specific business objectives that we expect to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities and will include reasonable detail of the principal purposes of the proposed use of net proceeds in accordance with the requirements of Section 4.2 of Form 44-101F1 – Short Form Prospectus (“Form 44-101F1”). The Corporation will not receive any proceeds of the sale of Securities from a Selling Securityholder.

Pursuant to the audited financial statements of the Corporation for the years ended December 31, 2020 and 2019, the Corporation has negative cash flow from operating activities. Each applicable Prospectus Supplement will contain specific information concerning whether, and if so, to what extent, the Corporation will use the proceeds of the distribution to fund any anticipated negative cash flow from operating activities in future periods.

EARNINGS COVERAGE RATIO

The applicable Prospectus Supplement will provide, as required by applicable Canadian securities laws, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capitalization of the Corporation since the date of the Corporation’s financial statements for its most recently completed financial period included in such Prospectus Supplement, including any material change that will result from the issuance of Securities pursuant to such Prospectus Supplement.

UNITED STATES REGULATORY ENVIRONMENT

The emergence of the legal cannabis sector in the United States, both for medical and adult-use, has been rapid as more states adopt regulations for its production and sale. Today, about one-third of Americans live in a state where cannabis is fully legalized for adult use.1

The use of cannabis and cannabis derivatives to treat or alleviate the symptoms of a wide variety of chronic conditions has been generally accepted by a majority of citizens with a growing acceptance by the medical community as well. A review of the research, published in 2015 in the Journal of the American Medical Association, found strong evidence that cannabis can treat pain and muscle spasms.2 The pain component is particularly important because other studies have suggested that cannabis can replace pain patients’ use of highly addictive, potentially deadly opiates — meaning marijuana legalization has the potential to save lives.3

Polls throughout the United States consistently show overwhelming support for the legalization of medical cannabis, together with strong majority support for the full legalization of recreational adult-use cannabis. It is estimated that 94% of the U.S. voters support legalizing cannabis for medical use.4 In addition, 67% of the U.S. public supports legalizing cannabis for adult recreational use.5 These represent large increases in public support over the past 40 years in favor of legal cannabis use.

[1]

Fertig, N and Zhang M (2020 November 4) 1 in 3 Americans now lives in a state where recreational marijuana is legal. Retrieved from https://www.politico.com/news/2020/11/04/1-in-3-americans-lives-where-recreational-marijuana-legal-434004.

[2]	Grant, Igor MD (2015). Medical Use of Cannabinoids. Journal of American Medical Association, 314: 16, 1750-1751. doi: 10.1001/jama.2015.11429.
[3]

Bachhuber, MA, Saloner B, Cunningham CO, Barry CL. (2014). Medical Cannabis Laws and Opioid Analgesic Overdose Mortality in the United States, 1999-2010. JAMA Intern Med. 174(10):1668-1673. doi: 10.1001/jamainternmed.2014.4005.

[4]

Quinnipiac University. (2017 April 20). U.S. Voter Support For Marijuana Hits New High; Quinnipiac University National Poll Finds; 76 Percent Say Their Finances Are Excellent Or Good. Retrieved from https://poll.qu.edu/national/release-detail?ReleaseID=2453.

[5]	Daniller, A (2019 November 14). Two-thirds of Americans support marijuana legalization. Retrieved from https://www.pewresearch.org/fact-tank/2019/11/14/americans-support-marijuana-legalization/.

Notwithstanding that more than half of the U.S. states have now legalized adult-use and/or medical marijuana, marijuana remains illegal under U.S. federal law with marijuana listed as a Schedule I drug under the CSA. See “Description of the Business” and “Risk Factors” in the AIF for further information. The DOJ defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” The FDA has not approved marijuana as a safe and effective drug for any indication.

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical marijuana under the Cannabis Act (Canada), marijuana is largely regulated at the state level in the United States.

State laws regulating cannabis are in direct conflict with the CSA, which makes cannabis use and possession federally illegal in the United States. Although certain states and territories of the United States authorize medical or recreational cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under U.S. federal law under any and all circumstances under the CSA. Although Cresco and its subsidiaries’ activities are compliant with applicable United States state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve Cresco and its subsidiaries of liability under United States federal law, nor provide a defense to any U.S. federal proceeding that may be brought against Cresco or its subsidiaries.

The risk of U.S. federal enforcement and other risks associated with the Corporation’s business are described in the “Risk Factors” section of the AIF.

Current U.S. Cannabis Market

Source: https://thecannabisindustry.org/ncia-news-resources/state-by-state-policies/

Note: Light gray represents states that have no adult use laws and no medical framework, but have limited exceptions for medical use while dark gray (omitted from the legend) denotes states with no adult use laws, no medical laws, and no accepted exceptions for medical use.

Due to the support for legal access to marijuana at the state level, there has been rapid opportunity growth in the U.S. market. Sales of legal cannabis across the U.S totaled US$17.5 billion in 2020.6 The U.S. market for legal cannabis sales alone (including both medical and adult use) is projected to grow to US$41 billion by 2026.7 By 2030, the size of the U.S. cannabis market is projected to be approximately US$85 billion.8 Going forward, the Corporation expects that the U.S. cannabis industry will continue to be subject to state legislation, with additional states regulating the medical and recreational use of cannabis.

The number of medical cannabis patients in states with existing comprehensive medical cannabis programs has surpassed 2.6 million by the end of 2020, served by approximately 5,500 medical dispensaries nationwide.9 It is currently estimated that each patient spends about US$2,000 annually.10

Currently the Corporation operates in the States of Illinois, Pennsylvania, Ohio, California, Nevada, Arizona, Maryland, Massachusetts, Michigan, and New York. It intends to expand into other states within the United States that have legalized cannabis use either medicinally or recreationally.

On December 20, 2018, the 2018 Farm Bill (the “Farm Bill”) became law in the United States. Under the Farm Bill, industrial and commercial hemp is no longer be classified as a Schedule I controlled substance in the United States. Hemp includes the plant Cannabis sativa L and any part of that plant, including seeds, derivatives, extracts, cannabinoids and isomers. To qualify under the Farm Bill, hemp must contain no more than 0.3 percent of delta-9-tetrahydrocannabinol (“THC”). The Farm Bill explicitly allows interstate commerce of hemp which will enable the transportation and shipment of hemp. In February 2019, the Corporation announced the formation of a new wellness subsidiary, Well Beings, which will offer a full line of high-quality hemp-based CBD wellness products eligible for national distribution. The subsidiary, currently in early development stage, will have its own unique product line and produce CBD versions of Cresco Labs’ house of branded products including Cresco, Remedi and Mindy’s Edibles and provide the potential to expand its footprint to all 50 states and reach a new customer base outside of the licensed dispensary channel.

Illinois

The Compassionate Use of Medical Cannabis Pilot Program Act, which allows individuals diagnosed with a debilitating medical condition access to medical marijuana, became effective January 1, 2014. There are more than 50 qualifying conditions as part of the medical program, including epilepsy, traumatic brain injury, and post-traumatic stress disorder (“PTSD”). Illinois’ retail market size for 2020 was $1 billion, representing an 312% year-over-year increase. On August 28, 2018, the Alternatives to Opioids Act (Public Act 100-1114) was signed into law. The Alternative to Opioids Act significantly expands the Illinois’ medical marijuana market by enabling patients to access medical marijuana in place of pharmaceutical opioid medications. The Illinois Department of Public Health reports that there were more than 5.3 million prescriptions for opioid-based painkillers filled last year. This paves the way for the single-largest expansion of the existing Illinois Medical Cannabis Pilot Program, which has about 42,000 authorized patients. Those patients have brought the state about $200 million in sales tax revenue since the program’s inception in late 2015.11 On August 9, 2019, the “Pilot” status was removed and the medical program became permanent.

The Opioid Alternative Pilot Program launched January 31, 2018 with registration open through the Illinois Department of Public Health. The pilot program is part of the Alternative to Opioids Act, which former Gov. Bruce Rauner signed into law in August 2018, with the aim of combating the opioid epidemic. The pilot program will allow patients that receive or are qualified to receive opioid prescriptions access to medical marijuana as an alternative to

[6]

Yakowicz, W. (2021 March 3). U.S. Cannabis Sales Hit Record $17.5 Billion As Americans Consume More Marijuana Than Ever Before. Retrieved from https://www.forbes.com/sites/willyakowicz/2021/03/03/us-cannabis-sales-hit-record-175-billion-as-americans-consume-more-marijuana-than-ever-before/?sh=563758a52bcf.

[7]	BDSA, USA Market Forecast Summary, February 2021. Retrieved from https://bdsa.com/cannabis-industry-intelligence/
[8]	Mohanty, S. (2019 November 18). Cowen Boosts Estimate for US Cannabis Market in 2030. Retrieved from https://marketrealist.com/2019/11/cowen-boosts-estimate-for-us-cannabis-market-in-2030/.
[9]	Marijuana Business Daily. (2020). Marijuana Business Factbook, 2020. Available from https://mjbizdaily.com/factbook/.
[10]	Marijuana Business Daily. (2017). Marijuana Business Factbook, 2017. Available from https://mjbizdaily.com/factbook/.
[11]

Illinois News Network (2018 August 28). New law expands access to medical marijuana in Illinois to curb opioid use https://www.ilnews.org/news/health/new-law-expands-access-to-medical-marijuana-in-illinois-to/article_4b2a156c-ab05-11e8-95a9-037d97496f1a.html.

prescription opioid medications such as OxyContin, Percocet and Vicodin. Medical Cannabis Pilot Program patients with one of more than 50 qualifying medical conditions designated by the state of Illinois, and a doctor recommendation can also receive a temporary medical cannabis card online and make immediate cannabis purchases without waiting for their permanent card to be processed. In January 2019, one of Cresco’s Illinois dispensary locations launched its participation in this pilot program and made the first sale of medical cannabis thereunder.

In January 2019, JB Pritzker was sworn into office as Governor of Illinois. Cresco’s CEO and co-founder, Charles Bachtell, has been appointed to the Cannabis Legalization Subcommittee of the governor’s transition team. Cannabis Legalization is one of four subcommittees under the Governor’s Restorative Justice and Safe Communities Transition Committee. The primary goals of the Cannabis Legalization Subcommittee are to evaluate and develop implementation recommendations for the Governor-elects platform on legalizing cannabis. As outlined during the Governor’s campaign, these priorities include safely legalizing and decriminalizing cannabis, reviewing and commuting the sentences of people incarcerated for cannabis offenses in Illinois, as well as a focus on diversity and community outreach.

On June 25, 2019, Governor Pritzker signed into law the Cannabis Regulation and Tax Act, thereby legalizing the recreational use of cannabis. The establishment of a regulatory scheme and the grant of licenses to cultivate, distribute, and sell recreational cannabis in Illinois are in process for new operators. Sales of recreational cannabis began on or about January 1, 2020.

Pennsylvania

The Pennsylvania medical marijuana program was signed into law on April 17, 2016 under Act 16 and provided access to state residents with one of 21 qualifying conditions, including epilepsy, chronic pain, and PTSD. The state operates as a high-barrier market with very limited market participation. Retail sales opened in February 2018 to a limited number of retail locations across the state. Pennsylvania is the fifth-largest state in the country, home to nearly 13 million people. Pennsylvania’s medical marijuana market is expected to become one of the biggest markets in the United States.12

Ohio

House Bill 523, effective on September 8, 2016, legalized medical marijuana in Ohio. The Ohio Medical Marijuana Control Program (“MMCP”) allows people with certain medical conditions, upon the recommendation of an Ohio-licensed physician certified by the State Medical Board, to purchase and use medical marijuana. Ohio’s medical cannabis sales are projected to be between US$200 and US$400 million once the system is fully matured.13 According to industry experts, Ohio could become a national “powerhouse” for the medical marijuana industry, largely because of its population — it is the seventh largest state — and because the broad list of conditions eligible for treatment with medical marijuana includes “pain.”14 House Bill 523 required that the framework for the MMCP will be in place no later than September 2018. This timeframe allowed for a deliberate process to ensure the safety of the public and to promote access to a safe product. The first medical marijuana sales were on January 16, 2019.

The three following state government agencies are responsible for the operation of Ohio’s Medical Marijuana Control Program: (i) the Ohio Department of Commerce is responsible for overseeing medical marijuana cultivators, processors and testing laboratories; (ii) the State of Ohio Board of Pharmacy is responsible for overseeing medical marijuana retail dispensaries, the registration of medical marijuana patients and caregivers, the approval of new forms of medical marijuana and coordinating the Medical Marijuana Advisory Committee; and (iii) the State Medical Board of Ohio is responsible for certifying physicians to recommend medical marijuana and may add to the list of qualifying conditions for which medical marijuana can be recommended. Qualifying medical conditions for medical marijuana include: HIV/AIDS, Lou Gehrig’s disease, Alzheimer’s disease, cancer, chronic traumatic encephalopathy, Crohn’s disease, epilepsy or other seizure disorder, fibromyalgia, glaucoma, hepatitis C, inflammatory bowel disease, multiple sclerosis (MS), pain (either chronic, severe, or intractable), Parkinson’s disease, PTSD, sickle cell anemia, spinal cord disease or injury, tourette’s syndrome, traumatic brain injury and ulcerative colitis. In order for a patient to be eligible to obtain medical marijuana, a physician must make the diagnosis of one of these conditions.

[12]	https://mjbizdaily.com/chart-pennsylvanias-medical-marijuana-market-set-become-one-countrys-biggest/
[13]	https://cannabusinessplans.com/ohios-medical-cannabis-market/
[14]	https://cannabusinessplans.com/ohios-medical-cannabis-market/

Several forms of medical marijuana are legal in Ohio, these include: inhalation of marijuana through a vaporizer (not direct smoking), oils, tinctures, plant material, edibles, patches and any other forms approved by the State Board of Pharmacy.

California

In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996. This legalized the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief.

In 2003, Senate Bill 420 was signed into law establishing an optional identification card system for medical marijuana patients.

In September 2015, the California legislature passed three bills collectively known as the Medical Cannabis Regulation and Safety Act (“MCRSA”). The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created multiple license types for dispensaries, infused products manufacturers, cultivation facilities, testing laboratories, transportation companies, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However, in November 2016, voters in California overwhelmingly passed Proposition 64, the Adult Use of Marijuana Act (“AUMA”) creating an adult-use marijuana program for adult-use 21 years of age or older. AUMA had some conflicting provisions with MCRSA, so in June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which amalgamates MCRSA and AUMA to provide a set of regulations to govern medical and adult-use licensing regime for cannabis businesses in the State of California. The four agencies that regulate marijuana at the state level are the California Bureau of Cannabis Control, California Department of Food and Agriculture, California Department of Public Health, and California Department of Tax and Fee Administration.

In order to legally operate a medical or adult-use cannabis business in California, the operator must have both a local and state license. This requires license holders to operate in cities with marijuana licensing programs. Therefore, cities in California are allowed to determine the number of licenses they will issue to marijuana operators or can choose to ban marijuana outright.

MAUCRSA went into effect on January 1, 2018.

The California marijuana market is expected to be one of the fastest growing industries in California over the next four years. Market analysts forecast a stabilized market to occur after 2025 where the California marijuana market is estimated to be valued at approximately US$10 billion.15 In 2016, California recorded approximately US$850 million in medical marijuana retail sales from operated dispensaries state wide; however, it is estimated approximately 85% of total transactions are unrecorded for revenue and are carried out through illegal transactions. The University of California Agricultural Issues Center predicts the illegal market to shrink to less than 30%, legal adult-use sales to increase to approximately 62%, and legal medical sales to decrease from approximately 15% to less than 10% as patients are provided with an alternative to obtaining medical marijuana physician recommendations for a fee.16

[15]

Sources: Berke, Jeremy. (2017 December 8). The legal marijuana market is exploding – it’ll hit almost $10 billion sales this year. Retrieved from http://www.businessinsider.com/legal-weed-market-to-hit-10-billion-in-sales-report-says-2017-12; Morris, Chris. (2017 December 6). Legal Marijuana Sales Are Expected to Hit $10 Billion This Year. Retrieved from http://fortune.com/2017/12/06/legal-marijuana-sales-10-billion/; The Arcview Group. (2017 December 6). NEW REPORT: Legal Marijuana Sales to Grow 33% to $10 Billion in 2017. Retrieved from https://globenewswire.com/news-release/2017/12/06/1234230/0/en/NEW-REPORT-Legal-Marijuana-Sales-to-Grow-33-to-10-Billion-in-2017.html.

[16]	McGreevy, Patrick. (2017 June 11). Legal marijuana could be a $5-billion boon to California’s economy. Retrieved from http://www.latimes.com/politics/la-pol-ca-pot-economic-study-20170611-story.html.

Nevada

Nevada is one of the most dynamic markets anticipated for the full development of the recreational market. By certain estimates, the recreational market in Nevada is projected to be over $1 billion by 2024.17 Medical marijuana use was legalized in Nevada by a ballot initiative in 2000. In November 2016, voters in Nevada passed an adult use marijuana measure to allow for the sale of recreational marijuana in the state. The first dispensaries to sell adult use marijuana began sales in July 2017. The Nevada Department of Taxation is the regulatory agency overseeing the medical and adult use cannabis programs.

Arizona

In 2010, Arizona passed Ballot Proposition 203, which amended Title 36 to the Arizona Revised Statutes (“ARS”). This amendment added Chapter 28.1, titled the Arizona Medical Marijuana Act (the “AMMA”). The AMMA also appointed the Arizona Department of Health Services (the “ADHS”) as the regulator for the program and authorized ADHS to promulgate, adopt and enforce regulations for the AMMA. The ADHS has established the Arizona Department of Health Services Medical Marijuana Program (“MMJ Program”), which includes a vertically integrated license, meaning if allocated a Medical Marijuana Dispensary Registration Certificate (“AZ Dispensary License”), entities are authorized to dispense and cultivate medical cannabis. Arizona’s medical marijuana market is one of the largest in the nation as well as one of the hottest. By certain estimates, the medical market in Arizona is projected to be approximately $483 million by 2026.18

The ADHS regulations are embodied in the Arizona Administrative Code Title 9 Chapter 17. ARS § 36-2801(11) defines a “nonprofit medical cannabis dispensary” as a not-for-profit entity that acquires, possesses, cultivates, manufactures, delivers, transfers, transports, supplies, sells or dispenses cannabis or related supplies and educational materials to cardholders.

The ADHS has established the MMJ Program, which includes a vertically integrated license, meaning if allocated an AZ Dispensary License, entities are authorized to dispense and cultivate medical cannabis. Each AZ Dispensary License allows the holding entity to operate one on-site cultivation facility, and one off-site cultivation facility which can be located anywhere within the State of Arizona. An entity holding an AZ Dispensary License is required to file an application to renew with the ADHS on an annual basis, which must also include audited annual financial statements. While an AZ Dispensary License may not be sold, transferred or otherwise conveyed, AZ Dispensary License holders typically contract with third parties to provide various services related to the ongoing operation, maintenance and governance of its dispensary and/or cultivation facility so long as such contracts do not violate the requirements of the AMMA or the MMJ Program.

The ADHS has established a registration application system for patients and nonprofit marijuana dispensaries, as well as a web-based verification platform for use by law enforcement officials and dispensaries to verify a patient’s status as such. The ADHS also specified patients’ rights, qualifying medical conditions, and allowed out-of-state medical marijuana patients to maintain their patient status (though not to purchase cannabis).

On December 6, 2012, Arizona’s first licensed medical marijuana dispensary opened in Glendale.

In order to qualify to use medical marijuana under the AMMA, a patient is required to have a “debilitating medical condition”. Valid medical conditions include: HIV, cancer, glaucoma, immune deficiency syndrome, hepatitis C, Chron’s disease, agitation of Alzheimer’s disease, ALS, cachexia/wasting syndrome, muscle spasms, nausea, seizures, severe and chronic pain or another chronic or debilitating condition.

New York

New York is one of the most promising medical cannabis markets that opened in 2016. The state population numbers near twenty million and New York City is among the most populous and visited cities in the United States.19 The New

[17]	BDSA, USA Market Forecast Summary, February 2021. Retrieved from https://bdsa.com/cannabis-industry-intelligence
[18]	BDSA, USA Market Forecast Summary, February 2021. Retrieved from https://bdsa.com/cannabis-industry-intelligence
[19]

United States Census Bureau. (2017). QuickFacts United States. Retrieved from https://www.census.gov/quickfacts/NY; see also NYC and Company. NYC Travel & Tourism Visitation Statistics. Retrieved from http://www.nycandcompany.org/research/nyc-statistics-page; see also World Atlas. (2017 November 9). The Most Visited Cities In The US. Retrieved from https://www.worldatlas.com/articles/the-most-visited-cities-in-the-us.html.

York program, when initially implemented, allowed for only five fully vertically integrated licenses. The licenses allowed each license holder the opportunity to operate a cultivation facility, extraction and manufacturing, and four retail medical marijuana dispensaries. The State program was adjusted to increase the range of qualifying conditions which, as of the date hereof, includes chronic and severe pain. In August 2017, the State of New York also increased the number of licensed operators in the state to a total of ten. Each of the newly added licenses can carry out the same operations as the original license holders. The State has made progress towards the ability to increase the outreach to qualified patients through the ten licensed operators via the disbursement of retail locations across the state, the increase in range of qualifying conditions, and other various methods to support patient access. In July, the New York Department of Health (the “NYSDOH”) filed emergency regulations to add any condition, for which an opioid could be prescribed, as a qualifying condition for medical marijuana. This legislation was signed into law on September 24, 2018. From July 10 to September 25, 2018, the number of certified patients in the system rose to 18%.20

In July 2014, the New York Legislature and Governor enacted the Compassionate Care Act (A06357E, S07923) to provide a comprehensive, safe and effective medical marijuana program to meet the needs of New Yorkers. The program allows 10 “Registered Organizations” to hold vertically-integrated licenses and service qualified patients and caregivers. Limited product types are allowed in the state and smoking of cannabis flower is prohibited. The NYSDOH is the regulatory agency overseeing the medical marijuana program.

Massachusetts

In November 2015, Massachusetts, a medical cannabis market since January 2013, voted in favour of “Question 4”, approving the legalization of adult use. Research firm Arcview Market Research projects that the Massachusetts market will grow to US$1.35 billion by 2024.21 The Question 4 ballot initiative requiring the state legislature to authorize the adult use of cannabis in the state was approved by the Massachusetts electorate in November 2016. The first adult use dispensaries opened their doors on July 1, 2018. Located in the very populous North-Eastern region of the U.S., tourism is anticipated to be an important factor in driving market growth in a state that itself has a growing population of 6.8 million. The adjoining states represent an additional “tourist” market of 26 million, vastly exceeding the very successful industry in Colorado. The new legislation allows local control policy, allowing local government officials in towns that voted “no” on the 2016 ballot initiative to ban marijuana businesses until December 2019. For towns that voted “yes” in 2016, any bans must be placed on a local ballot for voters to approve. The maximum sales tax rate will increase from 12% to 20%. Under the bill, the state tax will be 17% and the local option will be 3%.

The Medical Use of Marijuana Program (the “MUMP”) registers qualifying patients, personal caregivers, Registered Marijuana Dispensaries (“RMD”), and RMD agents. The MUMP was established by Chapter 369 of the Acts of 2012, “An Act for the Humanitarian Medical Use of Marijuana”, following the passage of Ballot Question 3 in the 2012 general election. RMD certifications are vertically integrated licenses in that each RMD license entitles a license holder to three cultivation facilities, three processing facilities and up to three dispensary locations. There is a limit of three RMD licenses per person/entity.

The Massachusetts Department regulations 105 CMR 725.000 et seq. provide a regulatory framework that requires licensed producers, which are statutorily defined as “Registered Marijuana Dispensaries”, to cultivate, process, transport and dispense medical cannabis in a vertically integrated marketplace. Patients with debilitating medical conditions qualify to participate in the program, including conditions such as cancer, glaucoma, positive status for human immunodeficiency virus (HIV), acquired immune deficiency virus (AIDS), hepatitis C, ALS, Crohn’s disease, Parkinson’s disease, and multiple sclerosis (MS) when such diseases are debilitating, and other debilitating conditions as determined in writing by a qualifying patient’s healthcare provider.

Maryland

Maryland adopted a comprehensive law legalizing medical cannabis in 2014. The Maryland program will result in a large medical marijuana market as a result of an expansive list of qualifying conditions, less restrictive provisions for obtaining cannabis certifications from doctors, and patient freedom to choose preferred methods of ingestions. The

[20]	https://mjbizdaily.com/new-york-formalizes-medical-cannabis-as-alternative-to-opioids-market-boost-seen/
[21]	https://bdsa.com/massachusetts-cannabis-sales-on-track-for-record-q1-2020/

Maryland Medical Cannabis Commission began to sell through dispensaries on December 1, 2017. 14 growers, 12 processors and nine dispensaries have been licensed by the Maryland Medical Cannabis Commission, and on the day sales began, approximately 15,000 people had signed up to be prospective patients. Almost 550 healthcare providers have registered with Maryland to recommend cannabis to their patients. Maryland has a population of over 6 million people.

The Maryland Medical Cannabis Commission (the “MMCC”) grants medical cannabis grower, processor, dispensary and transportation licenses. A licensee may hold a license in each category to obtain vertical integration. The applicant must first seek pre-approval from the MMCC in order to be granted a license. As part of the pre-approval application, the applicant must submit information related to its operations; safety and security; medical cannabis professionalism; retail management factors; business and economic factors; and other additional factors that may apply.

Michigan

In November 2008, Michigan residents approved the Michigan Medical Marihuana Act (the “MMMA”) to provide a legal framework for a safe and effective medical marijuana program. In September 2016, the Michigan Senate passed the Medical Marihuana Facilities Licensing Act (the “MMFLA”) and the Marihuana Tracking Act (the “MTA” and together with the MMMA and the MMFLA, the “Michigan Cannabis Regulations”) to provide a comprehensive licensing and tracking scheme, respectively, for the medical marijuana program. Additionally, the Michigan Department of Licensing and Regulatory Affairs and its licensing board (“LARA”) has supplemented the Michigan Cannabis Regulations with “Emergency Rules” to further clarify the regulatory landscape surrounding the medical marijuana program. LARA is the main regulatory authority for the licensing of marijuana businesses.

Under the MMFLA, LARA administrates five types of “state operating licenses” for medical marijuana businesses: (a) a “grower” license, (b) a “processor” license, (c) a “secure transporter” license, (d) a “provisioning center” license and (e) a “safety compliance facility” license. There are no stated limits on the number of licenses that can be made available on a state level; however, LARA has discretion over the approval of applications and municipalities can pass additional restrictions.

On November 6, 2018, Michigan voters approved Proposal 1, to make marijuana legal under state and local law for adults 21 years of age or older and to control the commercial production and distribution of marijuana under a system that licenses, regulates, and taxes the businesses involved. The act will be known as the Michigan Regulation and Taxation of Marihuana Act. According to Proposal 1, LARA is required to start accepting applications for retail (recreational) dispensaries within 12 months of the measure’s effective date.

On November 13, 2019, the state’s Marijuana Regulatory Agency announced that any existing medically licensed businesses would be allowed to sell recreational use cannabis beginning December 1, 2019.

In December 2019, the state’s Marijuana Regulatory Agency adopted rules for adult-use cannabis.

Florida

In 2014, the Florida Legislature passed the Compassionate Use Act (the “CUA”) which was a low-THC (CBD) law, allowing cannabis containing not more than 0.8%THC to be sold to patients diagnosed with severe seizures or muscle spasms and cancer. The CUA created a competitive licensing structure and originally allowed for one vertically integrated license to be awarded in each of five regions. The CUA set forth the criteria for applicants as well as the minimum qualifying criteria which included the requirement to hold a nursery certificate evidencing the capacity to cultivate a minimum of 400,000 plants, to be operated by a nurseryman and to be a registered nursery for at least 30 continuous years. The CUA also created a state registry to track dispensations. In 2016, the Florida Legislature passed the Right to Try Act (the “RTA”), which expanded the State’s medical cannabis program to allow for full potency THC products to be sold as “medical marijuana” to qualified patients.

In November of 2016, the Florida Medical Marijuana Legalization ballot initiative (the “Initiative”) to expand the medical cannabis program under the RTA was approved by 71.3% of voters, thereby amending the Florida constitution. The Initiative is now codified as Article X, Section 29 of the Florida Constitution.

The Initiative expanded the list of qualifying medical conditions include cancer, epilepsy, glaucoma, HIV and AIDS, ALS, Crohn’s disease, Parkinson’s disease, multiple sclerosis, or other debilitating medical conditions of the same kind or class or comparable to those other qualifying conditions and for which a physician believes the benefits outweigh the risks to the patient. The Initiative also provided for the implementation of state-issued medical cannabis identification cards. In 2017, the Florida Legislature passed legislation implementing the constitutional amendment and further codifying the changes set forth in the constitution into law. The 2017 law provides for the issuance of 10 licenses to specific entities and another four licenses to be issued for every 100,000 active qualified patients added to the registry. The 2017 law also initially limited license holders to a maximum of 25 dispensary locations with the ability to purchase additional dispensary locations from one another, and for an additional five locations to be allowed by the State for every 100,000 active qualified patients added to the registry. The 2017 legislation’s cap on dispensing facilities expired in April 2020.

Please see also “United States Regulatory Environment” and “State Regulatory Environment” in the AIF for a further description of the legal and regulatory landscape in respect of the states in which the Corporation currently operates.

Nonetheless, for the reasons referenced above and the risks further described under “Risk Factors” in the AIF, there are significant risks associated with the businesses of the Corporation. Readers are strongly encouraged to carefully read all of the risk factors contained in the AIF and other documents incorporated or deemed to be incorporated by reference herein, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference therein.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain United States federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable Securities.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement. Additional risk factors relating to a specific offering of Securities may be described in the applicable Prospectus Supplement. Some of the risk factors described herein and in the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations and cash flows, and an investment in the Securities, could be materially adversely affected. Additional risks and uncertainties of which the Corporation is currently unaware or that are unknown or that the Corporation currently deems to be immaterial could have a material adverse effect on the Corporation’s business, prospects, financial condition, results of operations and cash flows. The Corporation cannot provide any assurances that it will successfully address any or all of these risks.

Risks Associated with the Securities of the Corporation

Founder Voting Control

As a result of the Super Voting Shares, the Founders exercise approximately 79.4% of the voting power in respect of the Corporation’s outstanding shares. The Subordinate Voting Shares are entitled to one vote per share, the Proportionate Voting Shares are entitled to 200 votes per share (subject to adjustment in accordance with the terms thereof) and the Super Voting Shares are entitled to 2,000 votes per share. As a result, the Founders (and any three of the Founders for certain actions not requiring a 2/3 majority) potentially have the ability to control the outcome of matters submitted to the Corporation’s shareholders for approval, including the election and removal of directors and any arrangement or sale of all or substantially all of the assets of the Corporation. Mr. Caltabiano left the Corporation in March 2020. If the remaining Founders’ employment with the Corporation is terminated, or they resign from their positions with the Corporation, they will continue to have the ability to exercise the same significant voting power. Additionally, each Super Voting Share, may be so transferred to the holder’s immediate family members, or in connection with estate or tax planning matters.

In addition, because the number of Super Voting Shares held by a holder thereof from time to time is dependent upon the number of Cresco Redeemable Units (and Cresco Corp Redeemable Shares, if and when issued) beneficially owned, directly or indirectly, or deemed to be so beneficially owned by such holder from time to time, should the Corporation cause Cresco to issue additional Cresco Redeemable Units or Cresco Redeemable Units in the future to a Founder in connection with employee equity incentive programs, it would prolong the Founder’s voting control.

To supplement the rights, privileges, restrictions and conditions attached to the Super Voting Shares, the Corporation and the Founders, being the initial holders of Super Voting Shares, entered into an investment agreement effective as of the completion of the Business Combination which, among other things, provides that (i) each Super Voting Share will be transferable only to the holder’s immediate family members or an affiliated entity or a transfer to the other Founder or an entity affiliated with the other Founder, and (ii) upon any sale of Super Voting Shares to a third party purchaser not listed in clause (i), such Super Voting Shares will immediately be redeemed by the Corporation for their issue price.

The concentrated control through the Super Voting Shares could delay, defer, or prevent a change of control of the Corporation, arrangement involving the Corporation or sale of all or substantially all of the assets of the Corporation that it’s other shareholders support. Conversely, this concentrated control could allow the Founders to consummate such a transaction that the Corporation’s other shareholders do not support. In addition, the Founders may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm the Corporation’s business.

As directors and officers of the Corporation, the remaining Founders have control over the day-to-day management and the implementation of major strategic decisions of the Corporation, subject to authorization and oversight by the Corporation’s board of directors. As board members and officers, the remaining Founders owe a fiduciary duty to the Corporation’s shareholders and are obligated to act honestly and in good faith with a view to the best interests of the Corporation. As shareholders, even controlling shareholders, the Founders are entitled to vote their shares, and shares over which they have voting control, in their own interests, which may not always be in the interests of the Corporation or the other shareholders of the Corporation.

Unpredictability Caused by the Capital Structure and Founder Voting Control

Although other Canadian-based companies have dual class or multiple voting share structures, given the concentration of voting control that is held by the Founders and given the other unique features of the capital structure of the Corporation, including the existence of a significant amount of redeemable equity securities that have been issued by, and are issuable pursuant to the exercise, conversion or exchange of the applicable convertible securities of, the LLC, which equity securities are redeemable from time to time for Proportionate Voting Shares, in accordance with their terms, the Corporation is not able to predict whether this structure and control will result in a lower trading price for or greater fluctuations in the trading price of the Subordinate Voting Shares or will result in adverse publicity to the Corporation or other adverse consequences.

Additional Issuance of Subordinate Voting Shares or Subsidiary Securities May Result in Dilution

The Corporation may issue additional securities in the future, which may dilute a shareholder’s holdings in the Corporation. The Corporation’s articles permit the issuance of an unlimited number of Subordinate Voting Shares, and existing shareholders will have no pre-emptive rights in connection with such further issuance. The Corporation’s board of directors has discretion to determine the price and the terms of further issuances. Moreover, additional Subordinate Voting Shares will be issued by the Corporation on the conversion of the Proportionate Voting Shares in accordance with their terms. The Corporation may also issue Subordinate Voting Shares to finance future acquisitions. The Corporation cannot predict the size of future issuances of Subordinate Voting Shares or the effect that future issuances and sales of Subordinate Voting Shares will have on the market price of the Subordinate Voting Shares. Issuances of a substantial number of additional Subordinate Voting Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Subordinate Voting Shares. With any additional issuance of Subordinate Voting Shares, investors will suffer dilution to their voting power and the Corporation may experience dilution in its revenue per share.

Additionally, the subsidiaries of the Corporation, such as Cresco Corp. and the LLC, may issue additional securities, including Cresco Corp Redeemable Shares, Cresco Redeemable Units and long-term incentive plan units to new or existing shareholders, members or securityholders, including in exchange for services performed or to be performed on behalf of such entities or to finance future acquisitions. Any such issuances could result in substantial dilution to the indirect equity interest of the holders of Subordinate Voting Shares in the LLC. Moreover, certain unitholders of the LLC and shareholders of Cresco may sell their securities of the LLC or the Corporation. The sale of a substantial number of such securities, or the perception in the market that holders of a large number of securities intend to sell securities, could reduce the market price of the Subordinate Voting Shares and could impair the Corporation’s ability to raise capital through the sale of additional equity securities. The effect of any such sales on the prevailing market price of the Subordinate Voting Shares is not predictable.

Additional Financing

The Corporation expects to require substantial additional capital in the near future to continue operations at its cultivation and production facilities, dispensaries, expansion of its product lines, development of its intellectual property base, increasing production capabilities and expanding its operations in states where it currently operates and states where it currently does not have operations. The Corporation may not be able to obtain additional financing on terms acceptable to it, or at all. If the Corporation fails to raise additional capital, as needed, its ability to implement its business model and strategy could be compromised.

Even if the Corporation obtains financing for its near-term operations, it expects that it will require additional capital thereafter. The capital needs of the Corporation will depend on numerous factors including: (i) profitability; (ii) the release of competitive products by competitors; (iii) the level of investment in research and development; and (iv) the amount of the Corporation’s capital expenditures, including acquisitions. There can be no assurance that the Corporation will be able to obtain capital in the future to meet its needs.

Although the Corporation has accessed private financing in the past, there is neither a broad nor deep pool of institutional capital that is available to companies in the U.S. cannabis industry. There can be no assurance that additional financing, if raised privately, will be available to the Corporation when needed or on terms which are acceptable.

Volatile Market Price of the Subordinate Voting Shares and Other Listed Securities

The market price of the Subordinate Voting Shares and other listed securities of the Corporation from time to time, cannot be predicted and has been and may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Corporation’s control. This volatility may affect the ability of holders of Subordinate Voting Shares or such other securities to sell their securities at an advantageous price. Market price fluctuations in the Subordinate Voting Shares or such other securities may be due to the Corporation’s operating results failing to meet expectations of securities analysts or investors in any period, downward revision in securities analysts’ estimates, adverse changes in general market conditions or competitive, regulatory or economic trends, adverse changes in the economic performance or market valuations of companies in the industry in which the Corporation operates, acquisitions, dispositions, strategic partnerships, joint ventures, capital commitments or other material public announcements by the Corporation or its competitors or government and regulatory authorities, operating and share price performance of the companies that investors deem comparable to the Corporation, addition or departure of the Corporation’s executive officers and other key personnel, along with a variety of additional factors. These broad market fluctuations may adversely affect the market price of the Subordinate Voting Shares or such other securities.

Financial markets have at times historically experienced significant price and volume fluctuations that have particularly affected the market prices of equity and convertible securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Subordinate Voting Shares and other listed securities of the Corporation, from time to time, may decline even if the Corporation’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue or arise, the Corporation’s operations may be adversely impacted and the trading price of the Subordinate Voting Shares and such other securities may be materially adversely affected.

Negative Cash Flow from Operating Activities

The Corporation has incurred operating losses in recent periods. The Corporation may not be able to achieve or maintain profitability and may continue to incur significant losses in the future. In addition, the Corporation expects to continue to increase operating expenses as it implements initiatives to continue to grow its business. If the Corporation’s revenues do not increase to offset its costs and operating expenses or if the Corporation is unable to raise financing to fund capital or operating expenditures or acquisitions, it could limit its growth and may have a material adverse effect upon the Corporation’s business, financial condition, cash flows, results of operations or prospects.

Risks Associated with the Business of the Corporation

U.S. Federal Regulation

The Corporation could be found to be violating laws related to medical cannabis.

Currently, there are 35 states plus the District of Columbia, Puerto Rico and Guam that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no proven medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical cannabis, as to the timing or scope of any such amendments there can be no assurance, there is a risk that federal authorities may enforce current U.S. federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. This would cause a direct and adverse effect on the Corporation’s subsidiaries’ businesses, or intended businesses, and on its revenue and prospective profits.

Marijuana is a Schedule-I controlled substance and is illegal under U.S. federal law. Even in those States in which the use of marijuana has been legalized, its use remains a violation of U.S. federal law. Since U.S. federal law criminalizing the use of marijuana pre-empts State laws that legalize its use, strict enforcement of U.S. federal law regarding marijuana would likely result in the Corporation’s inability to proceed with its business plan.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect the proposed operations of the Corporation.

Local, state, and U.S. federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require the Corporation to incur substantial costs associated with compliance or alter certain aspects of its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of the Corporation’s business plan and result in a material adverse effect on certain aspects of its planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of the Corporation’s business. No prediction can be made as to the nature of any future laws, regulations, interpretations or applications, nor can it be determined what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Corporation’s business.

Notwithstanding the permissive regulatory environment of medical marijuana at the state level, marijuana continues to be categorized as a controlled substance under the CSA. Under the CSA, the policies and regulations of the U.S. federal government and its agencies are that cannabis has no “proven” medical benefits. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that U.S. federal authorities may enforce current U.S. federal law, and the Corporation may be deemed to be producing, cultivating, or dispensing marijuana in violation of U.S. federal law with respect to the Corporation’s current or proposed business operations, or the Corporation may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of U.S. federal law. A change in the U.S. federal government’s approach to begin more active enforcement of cannabis may adversely affect the Corporation’s revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated U.S. federal policy remains uncertain.

Risk of U.S. Federal Law Proceedings Against the Corporation

Potential proceedings under U.S. federal law could involve significant restrictions being imposed upon the Corporation or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Corporation’s business, revenues, operating results and financial condition as well as the Corporation’s reputation, even if such proceedings were concluded successfully in favour of the Corporation. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of the Corporation or the seizure of corporate assets. However, as of the date hereof, the Corporation has obtained legal advice in respect thereof that proceedings of this nature have historically been sufficiently uncommon to be characterized as remote absent a shift by federal authorities to a more aggressive enforcement approach. The Corporation has also received advice from its legal counsel regarding the potential exposure and implications arising from U.S. federal law generally. As the legal landscape at both the U.S. federal level and the state level is evolving, all such legal advice is historical in nature, and is only effective up to the date such advice was received.

Following the issuance of the Sessions Memo and the comments by Mr. Barr that as Attorney General he did not intend to prosecute parties who complied with state law in reliance of the Cole Memorandum, the Corporation continues to look to the guidelines of the Cole Memorandum as an industry best practice and continues to do the following to ensure compliance with the Cole Memorandum:

•

ensuring the operations of its subsidiaries are compliant with all licensing requirements that are set forth with regards to cannabis operation by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions. To this end, the Corporation retains appropriately experienced legal counsel and other professionals to conduct the necessary due diligence to ensure compliance of such operations with all applicable;

•

the activities relating to the cannabis business adhere to the scope of the licensing obtained. Accordingly, in the states where only medical cannabis is permitted, the products are only sold to patients who hold the necessary documentation to permit the possession of the cannabis; and in the states where cannabis is permitted for adult recreational use, the products are only sold to individuals who meet the requisite age requirements;

•

the Corporation only works through licensed operators, which must pass a range of requirements, adhere to strict business practice standards and be subjected to strict regulatory oversight whereby sufficient checks and balances ensure that no revenue is distributed to criminal enterprises, gangs and cartels; and

•

the Corporation conducts reviews of products and product packaging to ensure that the products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

The Corporation will continue to monitor compliance on an ongoing basis in accordance with its compliance program and standard operating procedures. While the Corporation’s operations are in full compliance with all applicable state laws, regulations and licensing requirements, such activities remain illegal under U.S. federal law. For the reasons described above and the risks further described below, there are significant risks associated with the business of the Corporation.

Risks Associated with the Corporation’s Acquisition Strategy

The Corporation Could Fail to Complete its Proposed or Contemplated Acquisitions or They May Be Completed On Different Terms

There can be no assurances that any of the Corporation’s proposed or contemplated acquisitions will be completed or that they will be completed on the same or similar terms currently contemplated by the Corporation. In addition, if the proposed or contemplated acquisitions are not completed, the ongoing business of the Corporation may be adversely affected as a results of the costs (including opportunity costs) incurred in respect of pursuing potential acquisitions. Failure to complete the Corporation’s proposed or contemplated acquisitions could have a material adverse effect on the Corporation’s business, financial condition and results of operations.

Anticipated Benefits of Acquisition Strategy May Not Occur

The Corporation’s acquisition strategy may result in the Corporation failing to realize the growth opportunities and synergies currently anticipated due to, among other things, challenges associated with integration the operations and personnel of the Corporation with potential acquisition targets and the ability of the combined company to attract capital.

EXEMPTION

Pursuant to a decision of the Autorité des marchés financiers dated February 25, 2021, the Corporation was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference therein and any Prospectus Supplement to be filed in relation to any future “at-the-market” distribution. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market” distribution) be translated into French if the Corporation offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Corporation by Bennett Jones LLP with respect to matters of Canadian law and by McDermott Will & Emery LLP with respect to matters of U.S. law. As of the date hereof, Bennett Jones LLP, and its partners, counsel and associates, beneficially own, directly or indirectly, as a group, less than 1% of any class of outstanding securities of the Corporation, Cresco Corp. and the LLC.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Marcum LLP is the auditor of the Corporation and has confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. Marcum LLP has performed the audits in respect of financial statements incorporated by reference herein or attached hereto.

The transfer agent and registrar for the Subordinate Voting Shares is Odyssey Trust Company at its principal offices in Calgary, Alberta.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or furnished with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from the Corporation’s directors and officers, as applicable; (iii) the consent of Marcum LLP; and (iv) the form of indenture relating to the Debt Securities. A copy of the form of warrant agreement, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

Original purchasers of Securities that are convertible, exchangeable or exercisable for other securities of the Corporation will have a contractual right of rescission against the Corporation in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will be further described in any applicable Prospectus Supplement, but will, in general, entitle such original purchasers to receive, upon surrender of the underlying securities, in addition to the amount paid on original purchase, the amount paid on conversion, exchange or exercise in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement.

In an offering of Debt Securities, Subscription Receipts, Warrants and Units which are convertible, exchangeable or exercisable for other securities of the Corporation, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in this Prospectus, the relevant Prospectus Supplement or an amendment thereto is limited, in certain provincial and territorial securities legislation, to the price at which the Debt Securities, Subscription Receipts, Warrants and Units which are convertible, exchangeable or exercisable for other securities of the Corporation are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces and territories, if the purchaser pays additional amounts upon conversion, exchange or exercise of the Security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces and territories. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of this right of action for damages, or consult with a legal adviser.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

The directors, chief executive officer and chief financial officer of the Corporation, being Charles Bachtell, Dennis Olis, Carol Vallone, Gerald Corcoran, John R. Walter, Randy Podolsky, Tarik Brooks, Thomas Manning, Michele Roberts, and Robert M. Sampson reside outside of Canada and each has appointed Bennett Jones LLP, Suite 3400, One First Canadian Place, P.O. Box 130, Toronto, Ontario M5X 1A4, as his or her agent for service of process in Canada. Marcum LLP, the auditor in respect of the audited financial statements of the Corporation for the years ended December 31, 2020 and 2019, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”) authorizes a company to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful. Section 165 of the BCBCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

Under the Company’s articles and subject to the provisions of the BCBCA, the Company shall indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company shall, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Under the Company’s articles and subject to any restrictions in the BCBCA, the Company may indemnify any other person, including the officers, former officers and alternate officers of the Company.

A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers against losses incurred as a result of claims against the directors and officers of the Company pursuant to the indemnity provisions under the Company’s articles and the BCBCA.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form for the year ended December 31, 2020, dated March 26, 2021 (incorporated by reference from Exhibit 99.4 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 30, 2021)

4.2	Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019, dated March 26, 2021 (incorporated by reference from Exhibit 99.6 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 30, 2021)

4.3	Management Discussion and Analysis of Financial Condition and Results of Operations for the three months and years ended December 31, 2020 and 2019 (incorporated by reference from Exhibit 99.5 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 30, 2021)

4.4	Notice of Annual and Special Meeting and Management Information Circular with respect to the Annual and Special Meeting of Shareholders of the Issuer to be held on June 29, 2020 (incorporated by reference from Exhibit 99.28 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 13, 2021)

4.5	Material Change Report dated January 13, 2020 (incorporated by reference from Exhibit 99.2 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 13, 2021)

4.6	Material Change Report dated February 3, 2020 (incorporated by reference from Exhibit 99.6 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 13, 2021)

4.7	Material Change Report dated March 12, 2020 (incorporated by reference from Exhibit 99.9 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 13, 2021)

4.8	Material Change Report filed January 19, 2021 (incorporated by reference from Exhibit 99.4 of the Registrant’s Current Report on Form 6-K, filed with the Commission on February 24, 2021)

4.9	Material Change Report filed February 1, 2021 (incorporated by reference from Exhibit 99.9 of the Registrant’s Current Report on Form 6-K, filed with the Commission on February 24, 2021)

4.10*	Material Change Report filed March 29, 2021

4.11*	Material Change Report filed April 19, 2021

4.12*	Material Change Report filed April 23, 2021

5.1*	Consent of Marcum LLP

6.1**	Powers of Attorney (contained in the signature page of the F-10 Registration Statement filed with the Commission on February 26, 2021)

7.1**	Form of Indenture – Senior Debt Securities

7.2**	Form of Indenture – Subordinated Debt Securities

*	Filed herewith.
**	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement on Form F-10.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois on April 23, 2021

Cresco Labs Inc.

By:	/s/ Charles Bachtell
Name:	Charles Bachtell
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on April 23, 2021.

Signature	Title

/s/ Charles Bachtell Charles Bachtell	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Dennis Olis Dennis Olis	Chief Financial Officer (Principal Financial and Accounting Officer)

* Tom Manning	Executive Chairman of the Board of Directors

* Gerry Corcoran	Director

* Marc Lustig	Director

* Randy Podolsky	Director

* Michele Roberts	Director

* Rob Sampson	Director

* Dominic Sergi	Director

* Carol Vallone	Director

* John Walter	Director

*By:	/s/ Charles Bachtell
Name:	Charles Bachtell
Title:	Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Cresco Labs Inc. in the United States, on April 23, 2021.

By:	/s/ John Schetz
	Name:	John Schetz
	Title:	General Counsel